Exhibit 99.1

                                                                    News Release

TRANSACTION SYSTEMS ARCHITECTS INC
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077


For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990

FOR IMMEDIATE RELEASE

          TRANSACTION SYSTEMS ARCHITECTS RESPONDS TO JANA PARTNERS LLC

(Omaha, Neb. -- February 15, 2005) -- Responding to a public statement issued by JANA Partners LLC on February 14, 2005, Gregory D. Derkacht, President and Chief Executive Officer of Transaction Systems Architects, Inc. (Nasdaq:TSAI), said:
"TSA is not for sale. Our board of directors and management are focused on executing our strategic plan, which we believe is in the long-term best interest of the Company and all of our stockholders."

TSA is in the process of executing its strategy of building a premier electronic payments software company. In the course of executing that strategy, management has improved the Company's financial results from an operating loss of $56.1 million, or $(2.35) per diluted share, for fiscal 2001, to operating income of $54.8 million, or earnings per diluted share of $1.23, which included a net one-time tax benefit of $.28, for fiscal 2004. Over the same period, the Company's stock price improved from $6.28 per share at the end of fiscal 2001 to $18.59 per share at the end of fiscal 2004, a compound annual growth rate of over 43 percent.

"Our board, with input from our financial advisors, remains focused on enhancing our capital structure," said Mr. Derkacht. As previously announced, TSA's board of directors has approved a stock repurchase program authorizing it to acquire up to $80 million of its Class A Common Stock. Purchases will be made from time to time as market and business conditions warrant, in open market, negotiated or block transactions, in accordance with applicable laws, rules and regulations. TSA has approximately 38.2 million shares of Class A Common Stock outstanding. "Given TSA's strong balance sheet and cash flow, the stock repurchase program represents an excellent use of capital and reflects our commitment to enhancing stockholder value," Mr. Derkacht continued.

In its letter, JANA stated that they "know of at least two credible strategic buyers that have expressed interest in buying the Company at a meaningful premium to the current stock price" and that "these potential partners have been discouraged and rebuffed by the TSAI board." Such statements are patently false and misleading. TSA has not received any such credible expressions of interest regarding a sale or change of control of the Company. While TSA is not for sale, the Company's board of directors, consistent with its fiduciary duties, will carefully consider any credible expressions of interest regarding a sale or change of control of the Company if and when any such expressions of interest are received.


About Transaction Systems Architects, Inc.

The Company's software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company's solutions are used on more than 1,740 product systems in 78 countries on six continents.


Forward-Looking Statements

Statements included in this press release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release are subject to a variety of risks and uncertainties. Actual results could differ materially.

For a detailed discussion of these and other risk factors, interested parties should review the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on December 14, 2004 and the Form 10-Q filed on February 8, 2005.